Exhibit 99.2

Zendesk President of Products Adrian McDermott Joins
FireEye Board of Directors

MILPITAS, Calif. – February 6, 2019 – FireEye, Inc. (NASDAQ: FEYE), the intelligence-led security company, today announced that Adrian McDermott has been appointed to the FireEye board of directors. McDermott is currently President of Products at Zendesk, a global company that builds software for customer service and engagement.

McDermott brings 25 years of business experience across a number of technology markets. McDermott has led the product management and engineering teams for Zendesk since 2010. In his role, McDermott is responsible for defining and leading global product strategy and product development for the publicly-traded, web-based customer service software leader.

McDermott was previously the chief technical officer at Attributor, where he managed web crawling and content identification systems for text, video and images. He was also the first engineer hired by Plumtree Software and remained with the company through its initial public offering and subsequent acquisition by BEA Systems (now Oracle Corporation). McDermott holds a Bachelor of Science degree in computer science from De Montfort University.

"Adrian is a proven leader in the software industry,” said Kevin Mandia, FireEye CEO and chairman of the board. “His insight will help us further bridge the frontline expertise of our intelligence and consulting teams with our technology platform.”

"FireEye earned its reputation as a cyber security leader by continually unearthing the most damaging threats and helping some of the world’s largest organizations recover from attacks," said McDermott. "I look forward to the opportunity to add my perspective and expertise as FireEye pursues its mission of defending organizations through its innovative technology and expertise."

About FireEye, Inc.
FireEye is the intelligence-led security company. Working as a seamless, scalable extension of customer security operations, FireEye offers a single platform that blends innovative security technologies, nation-state grade threat intelligence, and world-renowned Mandiant® consulting. With this approach, FireEye eliminates the complexity and burden of cyber security for organizations struggling to prepare for, prevent, and respond to cyber attacks. FireEye has over 7,700 customers across 67 countries, including more than 50 percent of the Forbes Global 2000.
© 2019 FireEye, Inc. All rights reserved. FireEye and Mandiant are registered trademarks or trademarks of FireEye, Inc. in the United States and other countries. All other brands, products, or service names are or may be trademarks or service marks of their respective owners.

Media Contact:
Dan Wire
FireEye, Inc.
dan.wire@fireeye.com
415-895-2101

Investor Contact:
Kate Patterson
FireEye, Inc.
kate.patterson@fireeye.com
408-321-4957